RELINQUISHMENT AGREEMENT

THIS RELINQUISHMENT AGREEMENT (“Agreement”) is entered into effective as of this 9th day of August, 2011, between and among FX ENERGY, INC., a Nevada corporation (“Company”), [participant], an executive employee of Company (“Participant”), and FX ROYALTY, LLC, a Utah limited liability company (“Participant Designee”) that has been duly constituted and appointed by Participant and others of substantially like standing (together, the “Participants”) to hold and administer the interests granted to the Participants pursuant to that certain Royalty Agreement effective as of March 16, 2010 (“Royalty Agreement”), on the following:

Premises

A.           On or about March 16, 2010, the parties hereto and the other Participants entered into that certain Royalty Agreement under which the Company agreed to grant to such Participants a royalty interest in certain properties of the Company as a long-term incentive to encourage the highest potential drilling, accelerate and increase production in reserves, maximize the Company’s profitability, and generally enhance the Company’s ability to incentivize and retain valuable employees upon whom, in large measure, the continued profitability of the Company depends.

B.           The Company’s Board of Directors, on the recommendation of the Compensation Committee, has adopted the 2011 Incentive Plan under which the Company, subject to stockholder approval, will be authorized to grant various equity and other incentives to its employees, including Participants.  The Company is adopting the 2011 Incentive Plan and granting initial options thereunder prior to December 31, 2011, as an inducement to obtain the agreement of the Participants to relinquish their interests in the Royalty Agreement held on their behalf by the Participant Designee.  Further, the Company’s submittal of the 2011 Incentive Plan to the stockholders for their consideration is conditioned on the prior agreement of the Participants that their cancellation, relinquishment, and reconveyance of their interests in the Royalty Agreement will become effective automatically upon the approval of the 2011 Incentive Plan by the stockholders in the manner required by law and the grant of initial options under such 2011 Incentive Plan on or before December 31, 2011.

Agreement

NOW, THEREFORE, upon these premises, which are incorporated herein by reference, and for and in consideration of the mutual promises and covenants hereinafter set forth, it is hereby agreed as follows:

1.           Participant and Participant Designee hereby irrevocably agree to relinquish, release, reassign to the Company, terminate, and forever and irrevocably disclaim any interest in the Royalty Agreement, automatically effective upon both: (a) the approval of the 2011 Incentive Plan prior to December 31, 2011, by the Company’s stockholders in the manner required by law and the Company’s articles of incorporation and bylaws, as evidenced by the filing on Form 8-K under the Securities Exchange Act of 1934 of a report of such approval; and (b) the grant to Participant under such 2011 Incentive Plan of an incentive award consisting of approximately two-thirds options having an exercise price equal to the market price for the Company’s common stock as of the date of grant and one-third restricted stock, both vesting in equal annual increments of one-third each, commencing on the first anniversary of the date of grant (together, the “Conditions”).  Upon satisfaction of the Conditions, the Royalty Agreement shall terminate as to and among Participant, Participant Designee, and Company.

2.           Subject to satisfaction of the Conditions set forth in paragraph 1, Participant further agrees to reassign, convey, and contribute to the capital of the Participant Designee all of Participant’s right, title, and interest in and to any limited liability membership, equity, or other interest therein, all without requiring any consideration from Participant Designee for such conveyance.  Upon satisfaction of the Conditions, Participant Designee shall execute and deliver to Company, and file for recordation as appropriate, a corresponding conveyance of the interest in the Royalty Agreement held as nominee of, and for the benefit of, Participant.  Such conveyance to the Company shall be in the name, place, and stead of Participant pursuant to Participant’s authorization of Participant Designee to act as the attorney-in-fact of Participant pursuant to the Royalty Agreement.

3.           Participant authorizes the Company to state in its proxy statement respecting the solicitation of proxies to approve the 2011 Incentive Plan that the Participant has agreed to the provisions set forth in paragraph 1.

4.           Participant and Participant Designee agree to execute, acknowledge, deliver, and file for recordation, as appropriate, such further instruments, documents, certifications, and other documents as the Company may reasonably request in order to effectuate this Agreement.

5.           This Agreement is being executed and delivered, and is intended to be performed, in the state of Utah, and the substantive laws of such state, excluding the principles of conflicts of laws, shall govern the validity, construction, enforcement, and interpretation of this Agreement, except insofar as federal laws shall have application.

6.           If a legal action or other proceeding is brought for enforcement of this Agreement because of an alleged dispute, breach, or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

7.           This Agreement may be signed in multiple counterparts with the same effect as if the signatures appeared on the same instrument, and each signed counterpart shall be deemed to be an original but all of which taken together will constitute one and the same instrument.  Facsimile transmission of any signed original document and retransmission of any signed facsimile transmission shall be the same as the delivery of an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

FX ENERGY, INC.

By:  _______________________________
Its:  _______________________________

___________________________________
[participant]

FX ROYALTY, LLC

By:  _______________________________
Its:  _______________________________

Signatories:

Zbigniew Tatys
Thomas B. Lovejoy
Jerzy B. Maciolek
David N. Pierce
Scott J. Duncan
Eva Sokolowski
Clay Newton
Andrew W. Pierce